Yuhe International, Inc.

Yuhe International Audit Committee Retains Professional Counsel to Commence Internal Investigation; Company Appeals Delisting Notification

Weifang, Shandong Province, the P.R.C. July 21, 2011 - Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or the “Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced that the Audit Committee of its Board of Directors (the “Audit Committee”) retained Loeb & Loeb LLP as independent counsel to commence an independent investigation with respect to issues relating to the Company and the status of previously reported acquisition transactions.

The scope of the investigation will be dictated by the legal counsel and the Audit Committee, who are dedicated to providing accurate and complete information to the investing public and the Company’s shareholders so that certain concerns about the Company can be properly addressed, including the status of reported breeder farm acquisition transactions. The Audit Committee’s independent counsel, Loeb & Loeb LLP, is in the process of engaging a forensic accounting firm in connection with this investigation.

As previously filed on Form 8-K with the SEC, Yuhe received a letter dated June 28, 2011 (the “Letter”) from The Nasdaq StockMarket (“NASDAQ”) indicating that the Staff of The Nasdaq Stock Market, Inc. (the “Staff”) believes that the continued listing of the Company’s securities is no longer warranted, and has determined to delist the Company’s securities based on public interest concerns.

The Company has appealed the Staff’s determination to the Nasdaq Listing Qualifications Panel, and provided to NASDAQ a formal plan of compliance setting forth the steps that the Company proposes to take to regain compliance for continued listing of the Company’s common stock on the NASDAQ, as well as certain other information relevant to NASDAQ’s evaluation of the plan of compliance.

About Yuhe International, Inc.

Yuhe International, Inc. is one of the largest day-old broiler producers in China. Founded in 1996, the Company operates in the middle of the commercial broiler chicken supply chain, where it purchases parent breeding stock from breeder farms, raises them to produce hatching eggs, and hatches the eggs to live day-old broilers, which are then sold through 38 distributors to its end-users, such as integrated chicken companies and broiler raisers. Headquartered in Weifang, Shandong province, the Company has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., the latter of which largely supplies the Company’s internal demand for chicken feed. The Company has passed ISO9001 certification and operates imported state-of-the-art equipment, adhering to international standard of operation. For more information about the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

 This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact Information: Yuhe International, Inc. www.yuhepoultry.com
Ms. Serena Wu Investor Relations Manager Email: serena.wu@yuhepoultry.com Mr. Vincent Hu Chief Financial Officer
Email: vincent.hu@yuhepoultry.com